Exhibit D.3

Viet H. Ngo
     202.429.8123
     vngo@steptoe.com






                          July 17, 2001




The Honorable David P. Boergers
Secretary
Federal Energy Regulatory Commission
888 First Street, N.E.
Washington, D.C.  20426

     Re:  Northeast Utilities Service Company
          and Select Energy, Inc.
          Docket No. ER01-__   -000

Dear Mr. Boergers:

     Pursuant to Section 205 of the Federal Power Act ("FPA"), Sec 16 U.S.C. 824d (1994), and Part 35 of the Commission's
Regulations, 18 C.F.R. Pt. 35 (2000), Northeast Utilities Service Company ("NUSCO"), on behalf of Holyoke Water Power Company
("HWP"), Holyoke Power and Electric Company ("HP&E"), <F1> and Select Energy, Inc. <F2> ("Select"), hereby submits this filing to terminate two power supply agreements and to amend another power supply agreement (the three agreements, for convenience, are referred to as the "Holyoke Arrangements"). This filing is made in connection with HWP's sale of certain hydroelectric facilities and related assets to the City of Holyoke Gas & Electric
Department (the "City") pursuant to a Settlement Agreement, dated June 7, 2001, by and among HWP, HP&E and the City. <F3> The proposed changes to the power supply agreement are ministerial in nature to reflect HWP's transfer of the hydroelectric facilities to the City, and do not affect the rate provisions of the power supply agreement. NUSCO respectfully requests that the Commission grant an effective date as of the closing of the sale transaction under the Settlement Agreement.


I.   DOCUMENTS SUBMITTED
     This Filing contains:

-   This Letter of Transmittal;

-     Notice of Termination of the HWP/HP&E Hydroelectric
Agreement between HWP and HP&E (HWP First Revised Rate Schedule
FERC No. 75) (Attachment 1);

- Modifications to the HP&E Power Sales Agreement between HP&E and Select (HP&E First Revised Rate Schedule FERC No. 33); red-lined and conformed tariff sheets are included as part of Attachment 2;

- Notice of Termination of the Requirements Service Agreement between Select and HWP (Select First Revised Rate Schedule FERC
No. 5) (Attachment 3); and

-    A Form of Notice suitable for publication in the Federal
Register (Attachment 4) and an electronic copy of that Form of Notice.

II.  SERVICE AND CORRESPONDENCE
     Please direct all correspondence and service to:

James R. Shuckerow, Jr.               Viet H. Ngo
Director - Wholesale Power            Steptoe & Johnson LLP
Contracts                             1330 Connecticut Avenue, N.W.
Northeast Utilities Service           Washington, D.C. 20036
Company                               (202) 429-8000
P.O. Box 270                          (202) 429-3902 [fax]
Hartford, CT  06141-0270              vngo@steptoe.com
(860) 665-4572
(860) 665-4583 [fax]
shuckjr@nu.com                        Phyllis E. Lemell
                                      Senior Counsel
     Frank P. Sabatino                Northeast Utilities Service
     Senior Vice President -          Company
     Power Marketing                  P.O. Box 270
     Select Energy, Inc.              Hartford, CT  06141-0270
     P.O. Box 270                     (860) 665-5118
     Hartford, CT 06141-0270          (860)  665-5504 [fax]
     (860) 665-5227                   lemelpe@nu.com
     (860) 665-5023 [fax]
     sabatfp@nu.com


III. BACKGROUND

     A.   History

     On December 28, 1999, in Docket No. ER00-318-000, the Commission accepted four integrated electric wholesale power agreements among NU affiliates that had no captive retail customers, referred to as the "Holyoke Arrangements." <F4> The Holyoke Arrangements were designed to provide temporary solutions to HWP and HP&E's power sales and supply issues that arose because of, inter alia, the state-mandated restructuring of their affiliates. The Holyoke Arrangements enabled HWP and HP&E to sell the output of their combined facilities and entitlements to Select, and procure power supply from Select to meet HWP's retail obligations. The Holyoke Arrangements provided HWP and HP&E with a short-term transitional mechanism to recover the costs of their electric generating assets and entitlements, and provided HWP with a mechanism to serve its retail obligations until such time as other longer-term arrangements can be made. The terms of the Holyoke Arrangements were extended by the parties for an additional year, to December 31, 2001,5 in order to allow time for HWP and HP&E to negotiate certain arrangements with the City.

     On June 7, 2001, HWP, HP&E, and the City entered into a Settlement Agreement, pursuant to which HWP will transfer to the City, among other things, the 43.8 MW Holyoke Hydroelectric Project (consisting of six hydroelectric facilities located on the Connecticut River and Holyoke Canal) in Hampden, Hampshire, and Franklin Counties, Massachusetts) and appurtenant properties. HWP will retain the Mt. Tom facility. The Settlement Agreement is intended to resolve the litigation between HWP and the City that had been pending since the mid-1990s regarding HWP's rights to serve business customers in Holyoke, and to resolve certain licensing issues relating to the Holyoke Hydroelectric Project.

IV.  DESCRIPTION OF THE PARTIES

     A.   HWP, HP&E and Select

     HWP and HP&E are two operating subsidiaries of NU, a registered public utility holding company under Section 79e(a) of the Public Utility Holding Company Act of 1935. HWP, incorporated in 1859, is a Massachusetts manufacturing company that currently owns and operates the Mt. Tom coal-fired electric generating facility (146 MW) and six hydroelectric facilities (43.8 MW). HWP is not a public utility under Massachusetts law, and it is authorized to make sales to certain specified commercial and industrial customers under fixed rate contracts.

     HP&E is a wholly-owned subsidiary of HWP. Since 1957, for reasons related to financing conditions contained in HWP's corporate charter and bond indenture, ownership of Mt. Tom was vested in HWP, but 100 percent of the plant's output is sold to

     HP&E under HWP First Revised Rate Schedule FPC No. 2. One hundred percent of the output of the hydroelectric facilities is currently sold to HP&E under HWP First Revised Rate Schedule FERC No. 75. HP&E in turn sells the combined output of the HWP generating assets to its affiliate, Select, at cost-based rates under HP&E First Revised Rate Schedule FERC No. 5. Select provides HWP with sufficient power supply for HWP's retail obligations in exchange for the retail revenues less HWP's transmission and distribution costs to serve those customers under Select First Revised Rate Schedule FERC No. 5. HP&E has no wholesale customers other than Select, and it does not have any retail customers.

     Select is a competitive wholesale marketing affiliate in the NU holding company system. It owns no generation and has no franchise obligations. Select is authorized by the Commission to sell power at market-based rates.6

V.   THE FILING

     A.   Termination of HWP/HP&E Hydroelectric Agreement

     Under the Settlement Agreement, HWP will transfer to the City the Holyoke Hydroelectric Project and appurtenant properties. Therefore, the HWP/HP&E Hydroelectric Agreement between HWP and HP&E (designated as HWP First Revised Rate Schedule FERC No. 75), under which HWP currently sells to HP&E an entitlement to 100% of the power output and other electric products derived from HWP's hydroelectric facilities, will be terminated as of the closing date of the Holyoke sale transaction. The Notice of Termination is included as part of this filing as Attachment 1.

     B.   Amendment to HP&E Power Sales Agreement

     Because, as indicated above, HWP will transfer to the City the Holyoke Hydroelectric Project and appurtenant properties, the HP&E Power Sales Agreement between HP&E and Select (designated as HP&E First Revised Rate Schedule No. 33) will be amended as of the closing date to remove the sale of power from the hydroelectric facilities from the agreement. No changes are made to the terms or the formula rate provisions contained therein for Mt. Tom, which rates are simply a pass-through of the charges by HWP to HP&E for Mt. Tom. Revised sheets reflecting this amendment to the HP&E Power Sales Agreement are included as Attachment 2.

     C.   Termination of Requirements Service Agreement between
          HWP and Select

     Under the Settlement Agreement, HWP's fixed rate contracts with its approximately thirty (30) retail customers will be assigned to the City. Because HWP will no longer be serving these customers, the requirements contract under which Select sells power to HWP to supply these retail customers must be cancelled. Accordingly, the Select Requirements Service Agreement with HWP (Select First Revised Rate Schedule FERC No.
5) will be terminated as of the closing date, and the Notice of Termination has been included as part of this filing as Attachment 3.

VI.  OTHER INFORMATION REQUIRED BY SECTION 35.13

     Because the instant filing does not involve a rate increase or rate decrease within the meaning of section 35.13(a)(2)(iii) of the Commission's Regulations, 18 C.F.R. 35.13(a)(2)(iii)
(2000), NUSCO and Select provide, to the extent not already provided elsewhere in this Transmittal Letter, the following information required by sections 35.13(b) and (c), 18 C.F.R. 35.13(b),(c) (2000):

-  Copies of these rate schedules have been mailed to:

               Holyoke Water Power Company
               P. O. Box 270
               Hartford, CT 06141-0270

               Holyoke Power and Electric Company
               P. O. Box 270
               Hartford, CT 06141-0270

               Select Energy, Inc.
               P. O. Box 270
               Hartford, CT 06141-0270

- A description of the Holyoke Arrangements is provided in the body of this Filing.

- A statement of the reasons for the Holyoke Arrangements has been provided in the body of this Filing.

- HWP, HP&E and Select have agreed to the rates, terms and conditions of the Holyoke Arrangements, as evidenced by the necessary signatures to the contracts and their support for the instant Filing.

- No expenses or costs in connection with these rate schedules have been alleged or judged in any administrative or judicial proceeding to be illegal, duplicative, or unnecessary costs that are demonstrably the product of discriminatory employment practices.

- A draft notice of filing suitable for publication in the Federal Register is provided in Attachment 4 to this Filing, and an electronic copy on a diskette has also been provided.

- No specifically assignable facilities will be constructed in order to supply service under the Holyoke Arrangements.

VII. EFFECTIVE DATE

    NUSCO and Select request that the notices of termination to the HWP/HP&E Hydroelectric Agreement and the Requirements Service Agreement between Select and HWP, and the modifications to the HP&E Power Sales Agreement be permitted to take effect as of closing of the sale transaction, as set forth under the Settlement Agreement. To the extent necessary, NUSCO and Select respectfully request waiver of section 35.3(a) of the Commission's Regulations, 18 C.F.R. 35.3(a) (2000). The purchasers under the Holyoke Arrangements, HWP, HP&E and Select, will not be adversely affected by such effective date.

VIII.     CONCLUSION

     NUSCO and Select respectfully request that the Commission accept the notices of termination and amendment to the Holyoke Arrangements for filing to be effective on the requested effective date and grant all other authority and waivers requested herein. If you have any questions concerning this filing, please do not hesitate to contact the undersigned.



                              /S/ Phyllis E. Lemell
                              Senior Counsel
                              Northeast Utilities Service Company
                              107 Selden Street
                              Berlin, Connecticut  06037
                              (860) 665-5118

                              /S/ David B. Raskin
                              Viet H. Ngo
                              Steptoe & Johnson LLP
                              1330 Connecticut Avenue, N.W.
                              Washington, D.C. 20036

                              Attorneys for
                              Select Energy, Inc. and
                              Northeast Utilities Service Company


Dated:  July 17, 2001

Attachments

                     CERTIFICATE OF SERVICE

     I hereby certify that I have this day caused copies of the foregoing document to be served upon the Holyoke Water Power

Company, Holyoke Power and Electric Company, and Select Energy,

Inc.

     Dated this 17th day of July, 2001.


                              ____________________________
                              /S/Viet H. Ngo
                              Steptoe & Johnson LLP
                              1330 Connecticut Avenue, N.W.
                              Washington, D.C. 20036

                    UNITED STATES OF AMERICA
              FEDERAL ENERGY REGULATORY COMMISSION



Northeast Utilities Service   )          Docket No. ER01-
Company Select Energy, Inc.              ___-000





                        NOTICE OF FILING


     Take notice that on ______________, Northeast Utilities Service Company ("NUSCO") tendered under Section 205 of the Federal Power Act, on behalf of Holyoke Water Power Company ("HWP"), Holyoke Power and Electric Company ("HP&E"), and Select Energy, Inc. ("Select"), a filing to terminate two power supply agreements and to amend another power supply agreement to reflect HWP's sale of certain hydroelectric facilities to the City of Holyoke Gas & Electric Department. The Applicants request an effective date as of the closing of the sale of the Holyoke Hydroelectric Project.

     The Applicants state that copies of this filing have been sent to HWP, HP&E, and Select.

     Any person desiring to be heard or to protest this filing should file a petition to intervene, comments, or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R.
385.211 and 18 C.F.R. 385.214). All petitions to intervene, comments, or protests should be filed on or before _________. Comments and protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceeding. Any person wishing to become a party must file a petition to intervene. Copies of the filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                              David P. Boergers
                                     Secretary

                          ATTACHMENT 1

                      NOTICE OF TERMINATION
                             OF THE
                HWP/HP&E HYDROELECTRIC AGREEMENT

                          ATTACHMENT 2

       REDLINED AND CONFORMED SHEETS SHOWING MODIFICATIONS

                          ATTACHMENT 3

                      NOTICE OF TERMINATION
                    OF THE SERVICE AGREEMENT
                             BETWEEN
                         SELECT AND HWP

                          ATTACHMENT 4

                         FORM OF NOTICE

_______________________________


     F1  HWP and HP&E are two of the Northeast Utilities ("NU")
Operating Companies.  The other NU Operating Companies are: The
Connecticut Light and Power Company ("CL&P"), Western
Massachusetts Electric Company ("WMECO") and Public Service
Company of New Hampshire ("PSNH").

     F2 Select is a power marketer and an affiliate of NUSCO and the NU Operating Companies.

     F3 By separate filings, HWP and HP&E will also seek authorization from the Commission under FPA Section 203, 16
U.S.C. Sec 824b, and FPA Section 8, 16 U.S.C. 801, to transfer certain jurisdictional facilities related to the Holyoke
Hydroelectric Project and HWP's hydroelectric license to the City
(Project No. 2004-073-000).

     F4 In addition to the three supply agreements at issue in this filing, the Holyoke Arrangements also included the HWP/HP&E Mt. Tom Agreement (on file as HWP Rate Schedule FERC No. 2), which is not affected by the sale transaction with the City.

     F5 On January 24, 2001, in Docket No. ER01-851-000, the
Commission accepted for filing amendments to the Holyoke
Arrangements to extend the terms by one additional year.

     F6 Select Energy, Inc. 85 FERC  61,290 (1998).  On October
12, in Docket No. ER99-3658-000, FERC accepted Select's additional market-based rate tariff that would apply to new market-based rate transactions.
